Exhibit 10.1

$600,000,000

SENIOR BRIDGE LOAN AGREEMENT

CCO HOLDINGS, LLC,
as Borrower,

CCO HOLDINGS CAPITAL CORP.,
as Guarantor,

J.P. MORGAN SECURITIES INC.
and
CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Joint Lead Arrangers and Joint Bookrunners,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

DEUTSCHE BANK SECURITIES INC.
as Documentation Agent

Dated as of October 17, 2005

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1

1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	28

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	28

2.1.	Commitments	28
2.2.	Procedure for Borrowing	29
2.3.	Reduction and Termination of Commitments	29
2.4.	Optional Prepayments	29
2.5.	Mandatory Prepayments	30
2.6.	Ticking Fee	31
2.7.	Interest Rates and Payment Dates	31
2.8.	Computation of Interest and Fees	31
2.9.	[Intentionally Omitted]	31
2.10.	Pro Rata Treatment and Payments	31
2.11.	Requirements of Law	32
2.12.	Taxes	34
2.13.	Indemnity	35
2.14.	Change of Lending Office	36
2.15.	Repayment of Loans	36
2.16.	Replacement of Lenders	36

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE LENDERS	36

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES	37

4.1.	Financial Condition	37
4.2.	No Change	37
4.3.	Existence; Compliance with Law	37
4.4.	Power; Authorization; Enforceable Obligations	37
4.5.	No Legal Bar	38
4.6.	Litigation	38
4.7.	No Default	38
4.8.	Ownership of Property; Liens	38
4.9.	Intellectual Property	38
4.10.	Taxes	38
4.11.	Federal Regulations	39
4.12.	Labor Matters	39
4.13.	ERISA	39
4.14.	Investment Company Act; Other Regulations	39
4.15.	[Intentionally Omitted]	39
4.16.	Use of Proceeds	39
4.17.	Environmental Matters	39
4.18.	Certain Cable Television Matters	40
4.19.	Accuracy of Information, Etc.	41

-i-

4.20.	Solvency	41
4.21.	Certain Tax Matters	41
4.22.	No Burdensome Restrictions	41
4.23.	Refinancings	41

SECTION 5.	CONDITIONS PRECEDENT	41

5.1.	Conditions to Effectiveness	41
5.2.	Conditions to Each Loan	42

SECTION 6.	COVENANTS	42

6.1.	Payment of Obligations	43
6.2.	Reports	43
6.3.	Compliance Certificate	43
6.4.	Taxes, etc.	44
6.5.	Stay, Extension and Usury Laws	44
6.6.	Restricted Payments	44
6.7.	Investments	48
6.8.	Dividend and Other Payment Restrictions Affecting Subsidiaries	48
6.9.	Incurrence of Indebtedness and Issuance of Preferred Stock	50
6.10.	Limitation on Asset Sales	53
6.11.	Sale and Leaseback Transactions	53
6.12.	Transactions with Affiliates	54
6.13.	Liens	55
6.14.	Existence	55
6.15.	Limitations on Issuances of Guarantees of Indebtedness	55
6.16.	Payments for Consent	56
6.17.	Merger, Consolidation, or Sale of Assets	56
6.18.	Exchange Notes	57

SECTION 7.	EVENTS OF DEFAULT	58

SECTION 8.	THE AGENTS	60

8.1.	Appointment	60
8.2.	Delegation of Duties	60
8.3.	Exculpatory Provisions	60
8.4.	Reliance by Administrative Agent	60
8.5.	Notice of Default	61
8.6.	Non-Reliance on Agents and Other Lenders	61
8.7.	Indemnification	61
8.8.	Agent in Its Individual Capacity	62
8.9.	Successor Administrative Agent	62
8.10.	Other Agents	62

SECTION 9.	MISCELLANEOUS	62

9.1.	Amendments and Waivers	62
9.2.	Notices	63

-ii-

9.3.	No Waiver; Cumulative Remedies	64
9.4.	Survival of Representations and Warranties	64
9.5.	Payment of Expenses and Taxes	64
9.6.	Successors and Assigns; Participations and Assignments	65
9.7.	Adjustments; Set-off	67
9.8.	Counterparts	68
9.9.	Severability	68
9.10.	Integration	68
9.11.	GOVERNING LAW	68
9.12.	Submission to Jurisdiction; Waivers	68
9.13.	Acknowledgments	69
9.14.	[Intentionally Omitted]	69
9.15.	Confidentiality	69
9.16.	WAIVERS OF JURY TRIAL	70
9.17.	USA Patriot Act	70

SECTION 10.	GUARANTEE	70

10.1.	Unconditional Guarantee	70
10.2.	Waiver of Subrogation	70
10.3.	Waiver of Stay, Extension or Usury Laws	71

SCHEDULES:

1 Description of Exchange Notes and Exchange Indenture
2.1(a) Commitments

EXHIBITS:

A Form of Note
B RESERVED
C Form of Closing Certificate
D RESERVE
E Form of Assignment and Assumption
F RESERVED
G Form of Exemption Certificate
H  RESERVED
I Form of Notice of Borrowing
5.2(d) Form of Officers’ Certificate

-iii-

SENIOR BRIDGE LOAN AGREEMENT, dated as of October 17, 2005, among CCO HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), CCO Holdings Capital Corp., a Delaware corporation and a wholly-owned Subsidiary of the Borrower (the “Guarantor”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, together with any successor, the “Administrative Agent”), J.P. MORGAN SECURITIES INC. and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as joint lead arrangers and joint bookrunners, and DEUTSCHE BANK SECURITIES INC., as documentation agent.

W I T N E S S E T H :

WHEREAS, the Parties hereto wish to provide for the making of Loans (as defined below) by the Lenders to the Borrower, as requested from time to time and on the terms set forth herein.

NOW, THEREFORE, the parties hereby agreed as follows:

SECTION 1.    DEFINITIONS

1.1.    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,”“controlled by” and “under common control with” shall have correlative meanings.

“Agents” means the collective reference to the Documentation Agent and the Administrative Agent.

“Agreement” means this Senior Bridge Loan Agreement, as amended, supplemented or otherwise modified from time to time.

“Asset Acquisition” means (a) an Investment by the Borrower or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower or any of its Restricted Subsidiaries or shall be merged with or into the Borrower or any of its Restricted Subsidiaries, or (b) the acquisition by the Borrower or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights by the Borrower or a Restricted Subsidiary, other than sales of inventory in the ordinary course of the Cable Related Business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, shall be governed by Section 6.17 and not by the provisions of Section 6.10; and

(2) the issuance of Equity Interests by any Restricted Subsidiary of the Borrower or the sale by the Borrower or any Restricted Subsidiary of the Borrower of Equity Interests in any Restricted Subsidiary of the Borrower.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $100 million; or (b) results in net proceeds to the Borrower and its Restricted Subsidiaries of less than $100 million (provided that for purposes of Section 2.3(b) only, (i) the words “$100 million” set forth in this clause (1) shall be replaced with the words “$75 million” and (ii) if the aggregate Net Proceeds from asset dispositions and issuances deemed not to be Asset Sales pursuant to this clause (1) (as modified in the manner set forth in the immediately preceding clause (i)) exceeds $200 million, then only such excess shall be treated as an Asset Sale);

(2) a transfer of assets between or among the Borrower and/or its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to another Wholly Owned Restricted Subsidiary of the Borrower;

(4) any Restricted Payment that is permitted by Section 6.6, any Restricted Investment that is permitted by Section 6.7 or a Permitted Investment;

(5) the incurrence of Liens not prohibited by this Agreement and the disposition of assets related to such Liens by the secured party pursuant to a foreclosure; and

(6) any disposition of cash or Cash Equivalents.

“Assignee”: as defined in Section 9.6(b)(i).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit E.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorizations” means all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC, applicable public utilities and other Governmental Authorities, including CATV Franchises, FCC Licenses and Pole Agreements.

“Availability Period” means the period from and including January 2, 2006 to and including 5:00 P.M. (New York Time) September 29, 2006.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Benefitted Lender”: as defined in Section 9.7(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means the board of directors or comparable governing body of CCI or, if so specified, the Borrower, in either case as constituted as of the date of any determination required to be made, or action required to be taken, pursuant to this Agreement.

“Borrower”: as defined in the preamble hereto.

“Borrowing Date” any Business Day, within the Availability Period, specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Cable Related Business” means the business of owning cable television systems and businesses ancillary, complementary or related thereto.

“Cable USA Preferred Stock” means (i) the approximately $55 million of Series A Convertible Redeemable Preferred Stock issued by CCI in connection with the Cable USA acquisition and (ii) any Indebtedness or preferred equity interests the Net Proceeds of the incurrence or issuance of which are used to refund, refinance or replace, or issued in exchange for, any of the securities referred to in clause (i), including the accrued and unpaid interest and any dividends thereon and any expenses incurred in connection therewith.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Stock Sale Proceeds” means the aggregate net proceeds (including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm) received by the Borrower from and after the Senior Notes Closing Date, in each case

(x) as a contribution to the common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock and other than issuances or sales to a Subsidiary of the Borrower) of the Borrower from and after the Senior Notes Closing Date, or

(y) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower).

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thomson BankWatch Rating at the time of acquisition of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating at the time of acquisition of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within twelve months after the date of acquisition;

(6) corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” or “P-1” by Moody’s or “AAA” or “A-1” by S&P;

(7) auction-rate Preferred Stocks of any corporation maturing not later than 45 days after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” by Moody’s or “AAA” by S&P;

(8) securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least “A” by Moody’s or S&P; and

(9) money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“CATV Franchise” means collectively, with respect to the Borrower and its Subsidiaries, (a) any franchise, license, permit, wire agreement or easement granted by any political jurisdiction or unit or other local, state or federal franchising authority (other than licenses, permits and easements not material to the operations of a CATV System) pursuant to which such Person has the right or license to operate a CATV System and (b) any law, regulation, ordinance, agreement or other instrument or document setting forth all or any part of the terms of any franchise, license, permit, wire agreement or easement described in clause (a) of this definition.

“CATV System” means any cable distribution system owned or acquired by the Borrower or any of its Subsidiaries which receives audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antennae, microwave or satellite transmission and which amplifies and transmits such signals to customers of the Borrower or any of its Subsidiaries.

“CCH I” means CCH I, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCH I Indenture” means the indenture entered into by CCH I with respect to its 11.00% Senior Secured Notes due 2015 and any indentures, note purchase agreements or similar documents entered into by CCH I for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness described above, in each case, together with all instruments and other agreements entered into by CCH I in connection therewith, as any of the foregoing may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“CCH II” means CCH II, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCH II Indenture” means the indenture entered into by CCH II with respect to its 10.25% Senior Notes due 2010 and any indentures, note purchase agreements or similar documents entered into by CCH II for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness described above, in each case, together with all instruments and other agreements entered into by CCH II in connection therewith, as any of the foregoing may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“CCI” means Charter Communications, Inc., a Delaware corporation, and any successor Person thereto.

“CCI Indentures” means, collectively, the indentures entered into by CCI with respect to its 4.75% Convertible Senior Notes due 2006, its 5.875% Convertible Senior Notes due 2009, and any indentures, note purchase agreements or similar documents entered into by CCI for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness described above, in each case, together with all instruments and other agreements entered into by CCI in connection therewith, as any of the foregoing may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than Paul G. Allen and the Related Parties;

(2) the adoption of a plan relating to the liquidation or dissolution of the Borrower or a Parent (except a liquidation of any Parent into any other Parent);

(3) the consummation of any transaction, including any merger or consolidation, the result of which is that any “person” (as defined above) other than Paul G. Allen and Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Borrower or a Parent, measured by voting power rather than the number of shares, unless Paul G. Allen or a Related Party Beneficially Owns, directly or indirectly, a greater percentage of Voting Stock of the Borrower or such Parent, as the case may be, measured by voting power rather than the number of shares, than such person;

(4) after the Closing Date, the first day on which a majority of the members of the Board of Directors of CCI are not Continuing Directors;

(5) the Borrower or a Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower or a Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower or such Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Borrower or such Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance; or

(6) (i) Charter Communications Holding Company, LLC shall cease to own beneficially, directly or indirectly, 100% of the Capital Stock of Charter Holdings or (ii) Charter Holdings shall cease to own beneficially, directly or indirectly, 100% of the Capital Stock of the Borrower.

“Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“Charter Holdings Indentures” means, collectively (a) the indentures entered into by Charter Holdings and Charter Communications Holdings Capital Corp. in connection with the issuance of the 8.250% Senior Notes Due 2007 dated March 1999, 8.625% Senior Notes Due 2009 dated March 1999, 9.920% Senior Discount Notes Due 2011 dated March 1999, 10.00% Senior Notes Due 2009 dated January 2000, 10.250% Senior Notes Due 2010 dated January 2000, 11.750% Senior Discount Notes Due 2010 dated January 2000, 10.75% Senior Notes Due 2009 dated January 2001, 11.125% Senior Notes Due 2011 dated January 2001, 13.50% Senior Discount Notes Due 2011 dated January 2001, 9.625% Senior Notes Due 2009 dated May 2001, 10.00% Senior Notes Due 2011 dated May 2001, 11.750% Senior Discount Notes Due 2011 dated May 2001, 9.625% Senior Notes Due 2009 dated January 2002, 10.00% Senior Notes Due 2011 dated January 2002 and 12.125% Senior Discount Notes Due 2012 dated January 2002, and (b) any indentures, note purchase agreements or similar documents entered into by Charter Holdings and/or Charter Communications Holdings Capital Corp. on or after the Closing Date for the purpose of incurring Indebtedness in exchange for, or proceeds of which are used to refinance, any of the Indebtedness described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by Charter Holdings or Charter Communications Holdings Capital Corp. in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“Charter Refinancing Indebtedness” means any Indebtedness of a Charter Refinancing Subsidiary issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), Indebtedness initially incurred under any one or more of the CCI Indentures, the Charter Holdings Indentures, the CCH I Indenture, the CCH II Indenture, the CIH Indenture, the Senior Notes Indentures or this Agreement; provided that:

(1) the principal amount (or accreted value, if applicable) of such Charter Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of, plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith); and

(2) such Charter Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded.

“Charter Refinancing Subsidiary” means any direct or indirect, wholly owned Subsidiary (and any related corporate co-obligor if such Subsidiary is a limited liability company or other association not taxed as a corporation) of CCI or Charter Communications Holding Company, LLC, which is or becomes a Parent.

“CIH” means CCH I Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“CIH Indenture” means, collectively (a) the indenture pursuant to which the CIH Notes are issued and (b) any indentures, note purchase agreements or similar documents entered into by CIH and/or CCH I Holdings Capital Corp. on or after the Closing Date for the purpose of incurring

Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness outstanding under the CIH Indenture described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by CIH or CCH I Holdings Capital Corp. in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“CIH Notes” means each of the following series of notes issued by CIH and CCH I Holdings Capital Corp.: The 11.125% Senior Accreting Notes Due 2014, the 9.920% Senior Accreting Notes Due 2014, the 10.00% Senior Accreting Notes Due 2014, the 11.75% Senior Accreting Notes Due 2014, the 13.50% Senior Accreting Notes Due 2014, and the 12.125% Senior Accreting Notes Due 2015.

“Closing Date” means October 17, 2005.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitments” means, as to any Lender, its obligation to make Loans to the Borrower pursuant to Section 2.1(a) in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule 2.1(a) opposite the caption “Commitment Amount” or in the Assignment and Acceptance pursuant to which a Lender acquires its Commitment, as the same may be adjusted pursuant to Section 2.3. Commitments shall be reduced (i) on the date of making of any Loan, by the amount of such Loan and (ii) to zero if an Event of Default has occurred and is continuing and the Required Lenders so elect, as evidenced by a written notice to the Borrower (and in any event upon expiration of the Availability Period).

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Loan Party and that is treated as a single employer under Section 414 of the Code.

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall be entitled to receive any greater amount pursuant to Section 2.11, 2.12, 2.13 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender.

“Consolidated EBITDA” means with respect to any Person, for any period, the consolidated net income (or net loss) of such Person and its Restricted Subsidiaries for such period calculated in accordance with GAAP plus, to the extent such amount was deducted in calculating such net income:

(1) Consolidated Interest Expense;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense;

(5) all other non-cash items, extraordinary items and nonrecurring and unusual items (including any restructuring charges and charges related to litigation settlements or judgments) and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income; and

(6) amounts actually paid during such period pursuant to a deferred compensation plan; and

(7) for purposes of Section 6.9 only, Management Fees;
all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP, provided that Consolidated EBITDA shall not include:

(x) the net income (or net loss) of any Person that is not a Restricted Subsidiary (“Other Person”), except (i) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period and (ii) with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

(y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 6.6(c)(3) (and in such case, except to the extent includable pursuant to clause (x) above), the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries; and

(z) the net income of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time of determination of such Consolidated EBITDA permitted by the operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any agreement or instrument evidencing Indebtedness or Preferred Stock (i) outstanding on the Closing Date, or (ii) incurred or issued thereafter in compliance with Section 6.9, provided that (a) the terms of any such agreement or instrument (other than Existing Indebtedness and any modifications, increases or refinancings that are not materially more restrictive taken as a whole) restricting the declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment (beyond any applicable period of grace) contained in such agreement or instrument, (b) such terms are determined by such Person to be customary in comparable financings and (c) such restrictions are determined by the Borrower not to materially affect the Borrower’s ability to make principal or interest payments on the Loans when due).

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

(2) the total amount of Indebtedness of any other Person that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

in each case, on a consolidated basis and in accordance with GAAP, excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CCI who:

(1) was a member of the Board of Directors of CCI on the Closing Date; or

(2) was nominated for election or elected to the Board of Directors of CCI with the approval of a majority of the Continuing Directors who were members of such Board of Directors of CCI at the time of such nomination or election or whose election or appointment was previously so approved.

“Contractual Obligation” means as to any Person, any provision of any debt or equity security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Date” means the earlier of (x) the date that at least a majority of the Loans that have been outstanding have been exchanged for Series B Exchange Notes (as described in Schedule I) and (y) the 546th day after the Initial Borrowing Date.

“Credit Agreement” means the $6.5 billion Amended and Restated Credit Agreement dated as of March 18, 1999, Amended and Restated as of April 27, 2004, by and among Charter

Communications Operating, LLC, as Borrower, CCO Holdings, LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto, as such agreement may be amended or modified.

“Credit Facilities” means, with respect to the Borrower and/or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other lenders (other than a Parent of the Borrower) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Holding Companies” means the collective reference to Charter Holdings and each direct and indirect Subsidiary, whether now existing or hereafter created or acquired, of Charter Holdings of which the Borrower is a direct or indirect Subsidiary.

“Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the surviving Person) or the sale, assignment, transfer, lease or conveyance or other disposition of all or substantially all of such Person’s assets or Capital Stock.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the sixth anniversary of the Initial Borrowing Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.6.

“Documentation Agent”: as defined in the preamble hereto.

“Dollars” and “$” means dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

“Eurocurrency Reserve Requirements” means for any day, as applied to a Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” means with respect to each day during each Interest Period pertaining to a Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. In the event such rate cannot be determined by any of the foregoing means, then until such rate can so be determined by any of such means, the Eurodollar Base Rate shall equal the greater, as determined by the Administrative Agent, of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate, from time to time, in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors) and (ii) the Federal Funds Effective Rate from time to time plus 0.50%.

“Eurodollar Rate” means with respect to each day during each Interest Period pertaining to a Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                 Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default” means any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Exchange and Registration Rights Agreement” means the Exchange and Registration Rights Agreement to be entered into relating to the Exchange Notes, with terms and conditions substantially identical to the exchange and registration rights agreement entered into by affiliates of the Borrower in connection with certain exchange offers that were consummated on September 28, 2005, with such changes as may be agreed with the Required Lenders.

“Exchange Documents” means the Exchange Note Indenture, the Exchange Notes and the Exchange and Registration Rights Agreement.

“Exchange Note Indenture” means the indenture to be entered into relating to the Exchange Notes, having the terms and conditions as set forth in Schedule 1, with such changes as may be agreed with the Required Lenders.

“Exchange Note Trustee” means the trustee under the Exchange Note Indenture, which shall at all times be a corporation organized and doing business under the laws of the United States or any state thereof, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $500.0 million.

“Exchange Notes” means the Series A Exchange Notes and the Series B Exchange Notes, collectively, to be issued under the Exchange Note Indenture, having the terms described in Schedule 1, with such changes as may be agreed with the Required Lenders.

“Existing Indebtedness” means Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date, until such amounts are repaid.

“FCC” means the Federal Communications Commission and any successor thereto.

“FCC License” means any community antenna relay service, broadcast auxiliary license, earth station registration, business radio, microwave or special safety radio service license issued by the FCC pursuant to the Communications Act of 1934, as amended.

“Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter, dated October 14, 2005, among the parties hereto relating to fees and the refinancing of the Commitments and the Loans and Exchange Notes.

“Flow-Through Entity” means any Person that is not treated as a separate tax paying entity for United States federal income tax purposes.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office” means the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Senior Notes Closing Date, provided that for purposes of Section 4.1, “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: as defined in the preamble hereto.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

“IAI” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not also a QIB.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing the notional amount of any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Liabilities”: as defined in Section 9.5

“Indemnitee”: as defined in Section 9.5.

“Initial Borrowing Date” means the date of the first borrowing of Loans hereunder.

“Initial Maturity Date” means the first anniversary of the Initial Borrowing Date.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means, as to any Loan, the last day of each Interest Period and the final maturity date of such Loan and the date of prepayment of such Loan (other than through the issuance of Exchange Notes).

“Interest Period” means as to any Loan, (a) initially, the period commencing on the Initial Borrowing Date and ending three months thereafter; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period and ending three months thereafter; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“KPMG” means KPMG, LLP.

“Lenders”: as defined in the preamble hereto.

“Leverage Ratio” means, as to the Borrower, as of any date, the ratio of:

(1) the Consolidated Indebtedness of the Borrower on such date to

(2) the aggregate amount of Consolidated EBITDA for the Borrower for the most recently ended fiscal quarter for which internal financial statements are available (the “Reference Period”) multiplied by four.

In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to

(1) the borrowing of the Loans hereunder;

(2) the incurrence of the Indebtedness or the issuance of the Disqualified Stock by the Borrower or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period; and

(3) any Dispositions or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any person that becomes a Restricted Subsidiary as a result of such Asset

Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or Preferred Stock) made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness, Disqualified Stock or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the SEC) had occurred on the first day of the Reference Period.

“License” means as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan Documents” means this Agreement, the Fee Letter, the Exchange Documents and any other agreements, documents or instruments to which any Loan Party is party and which is designated as a Loan Document.

“Loan Maturity Date” means the date that is the first anniversary of the Initial Borrowing Date; provided that, if any Loans are outstanding on such date, the Loan Maturity Date shall be automatically extended until the sixth anniversary of the Initial Borrowing Date.

“Loan Parties” means the Borrower and the Guarantor.

“Loans”: as defined in Section 2.1(a).

“Management Fees” means the fees (including expense reimbursements) payable to any Parent pursuant to the management and mutual services agreements between any Parent of the Borrower and Charter Communications Operating, LLC or between any Parent of the Borrower and other Restricted Subsidiaries of the Borrower or pursuant to the limited liability company agreements of certain Restricted Subsidiaries as such management, mutual services or limited liability company agreements exist on the Closing Date (or, if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof; provided that any such new agreements or amendments or replacements of existing agreements, taken as a whole, are not more disadvantageous to the Lenders in any material respect than such agreements existing on the Closing Date; and further provided that such new, amended or replacement management agreements do not provide for percentage fees, taken together with fees under existing agreements, any higher than 3.5% of CCI’s consolidated total revenues for the applicable payment period.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material provision of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means (i) with respect to any Asset Sale, the aggregate cash proceeds (including Cash Equivalents and readily marketable securities) received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without duplication, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners’, partners’ or members’ tax liabilities resulting from such disposition), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness and (ii) with respect to any Specified Offering, the aggregate cash proceeds (including Cash Equivalents and readily marketable securities) received in respect thereof, net of the direct costs relating to such Specified Offering, including legal, accounting and investment banking fees, discounts and commissions.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Excluded Taxes”: as defined in Section 2.12(a).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Non-U.S. Lender”: as defined in Section 2.12(d).

“Note” means a note in the form of Exhibit A, including the legend contained thereon, appropriately completed.

“Notice of Borrowing” means an irrevocable notice of borrowing, substantially in the form of Exhibit I, to be delivered in connection with each extension of credit hereunder.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must also be the principal executive officer, the chief financial officer or the treasurer of CCI.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” means CIH, Charter Holdings, Charter Communications Holding Company, LLC, CCI, CCH I, CCH II and/or any direct or indirect Subsidiary of any of the foregoing 100% of the Capital Stock of which is owned directly or indirectly by one or more of the foregoing Persons, as applicable, and that directly or indirectly beneficially owns 100% of the Capital Stock of the Borrower, and any successor Person to any of the foregoing.

“Participant”: as defined in Section 9.6(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Debt”: as defined in Section 6.9.

“Permitted Investments” means, except as otherwise provided below:

(1) any Investment by the Borrower in a Restricted Subsidiary thereof, or any Investment by a Restricted Subsidiary of the Borrower in the Borrower or in another Restricted Subsidiary of the Borrower;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Borrower or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Borrower; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.10;

(5) any Investment made out of the net cash proceeds of the issue and sale (other than to a Subsidiary of the Borrower) of Equity Interests (other than Disqualified Stock) of the

Borrower or capital contributions to the common equity of the Borrower, in each case after the Senior Notes Closing Date, to the extent that such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to Section 6.6 hereof (with the amount of usage of the basket in this clause (5) being determined net of the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment);

(6) other Investments in any Person (other than any Parent) having an aggregate fair market value, when taken together with all other Investments in any Person made by the Borrower and its Restricted Subsidiaries (without duplication) pursuant to this clause (6) from and after the Senior Notes Closing Date, not to exceed $750.0 million (initially measured on the date each such Investment was made and without giving effect to subsequent changes in value, but reducing the amount outstanding by the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment) at any one time outstanding;

(7) Investments in customers and suppliers in the ordinary course of business which either (A) generate accounts receivable or (B) are accepted in settlement of bona fide disputes;

(8) Investments consisting of payments by the Borrower or any of its Subsidiaries of amounts that are neither dividends nor distributions but are payments of the kind described in clause (4) of the second paragraph of Section 6.6 to the extent such payments constitute Investments;

(9) regardless of whether a Default then exists, Investments in any Unrestricted Subsidiary made by the Borrower and/or any of its Restricted Subsidiaries with the proceeds of distributions from any Unrestricted Subsidiary received subsequent to the Senior Notes Closing Date; and

(10) Investments that result from, or are, the transactions described in clause (1) of the definition of “Specified Offering” (including, by way of example, the acquisition of any of the securities referred to in such clause (1) in exchange for Indebtedness or Equity Interests by CCI or any of its Subsidiaries);

provided that, prior to the Covenant Date, (i) Investments permitted under clause (6) above shall not exceed $ 100 million in the aggregate and (ii) Investments under clauses (5) and (9) shall not be Permitted Investments.

“Permitted Liens” means:

(1) Liens on the assets of the Borrower securing Indebtedness and other obligations under any of the Credit Facilities;

(2) Liens in favor of the Lenders or Agents;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower and related assets, such as the proceeds thereof;

(4) Liens on property existing at the time of acquisition thereof by the Borrower; provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) purchase money mortgages or other purchase money Liens (including any Capital Lease Obligations) incurred by the Borrower upon any fixed or capital assets acquired on or after the Closing Date or purchase money mortgages (including Capital Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as

(i)such mortgage or Lien does not extend to or cover any of the assets of the Borrower, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and

(ii)such mortgage or Lien secures the obligation to pay all or a portion of the purchase price of such asset, interest thereon and other charges, costs and expenses (including the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and is incurred in connection therewith (or the obligation under such Capital Lease Obligation) only;

(7) Liens existing on the Closing Date and replacement Liens therefor that do not encumber additional property;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(10) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(11) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers’ acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(12) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Borrower or any of its Restricted Subsidiaries;

(13) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

(14) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

(15) Liens arising from the rendering of a final judgment or order against the Borrower or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

(16) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect the Borrower or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(18) Liens consisting of any interest or title of licensor in the property subject to a license;

(19) Liens on the Capital Stock of Unrestricted Subsidiaries;

(20) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

(21) Liens incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with respect to obligations which in the aggregate do not exceed $50 million at any one time outstanding;

(22) Liens in favor of the Lenders or Agents arising under the provisions of Section 9.5 of this Agreement and similar provisions under other debt-related agreements and indentures; and

(23) Liens securing Permitted Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was secured or was permitted to be secured by such Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used, within 60 days after the date of issuance thereof, to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that unless permitted otherwise by this Agreement, no Indebtedness of any Restricted Subsidiary may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of the Borrower; provided further that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of Section 6.9;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Plan” means at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which a Loan Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pole Agreement” means any pole attachment agreement or underground conduit use agreement entered into in connection with the operation of any CATV System.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which, by its terms, is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).

“Productive Assets” means assets (including assets of a Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.

“Properties”: as defined in Section 4.17(a).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended.

“Qualified Parent Company” means CCI or any of its direct or indirect Subsidiaries, in each case provided that the Borrower shall be a direct or indirect Subsidiary of such Person.

“Register”: as defined in Section 9.6(b)(iv).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Related Party” means

(1) the spouse or an immediate family member, estate or heir of Paul G. Allen; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Paul G. Allen and/or such other Persons referred to in the immediately preceding clause (1).

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders” means, at any date, Lenders having or holding Loans and Commitments representing more than 50% of the sum of Loans and Commitments outstanding at such date; provided that, for purposes of Sections 7 and 9.1 “Required Lenders” shall mean, at any date, Persons having or holding Loans, Series A Exchange Notes and Commitments representing more than 50% of the sum of Loans, Series A Exchange Notes and Commitments outstanding at such date.

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments”: as defined in Section 6.6.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Notes Closing Date” means November 10, 2003.

“Senior Notes Indentures” means the indentures entered into by the Borrower with respect to its 8.75% Senior Notes due 2013 and its Senior Floating Rate Notes due 2010 and any indentures, note purchase agreements or similar documents entered into by the Borrower for the purpose of incurring Indebtedness in exchange for, or the net proceeds of which are used to refinance, any of the Indebtedness described above, in each case, together with all instruments and other agreements entered into by the Borrower in connection therewith, as any of the foregoing may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.

“Series A Exchange Notes” means the notes described as such in Schedule 1 hereto.

“Series B Exchange Notes” means the notes described as such in Schedule 1 hereto.

“Shell Subsidiary” means any Subsidiary of the Borrower that is a “shell” company having (a) assets (either directly or through any Subsidiary or other Equity Interests) with an aggregate value not exceeding $100,000 and (b) no operations.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” means when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed or contingent, matured or unmatured, disputed or undisputed, or secured or unsecured.

“Specified Offering” means any private or public underwritten offering or any issuance of any equity or debt by CCI or any of its Subsidiaries; provided that none of the following shall constitute a Specified Offering:

(1) any exchange, offering, incurrence or issuance of Indebtedness or Equity Interests by CCI or any of its Subsidiaries (other than any exchange, offering or issuance of common equity interests by a Subsidiary of the Borrower to a Person other than the Borrower or a Subsidiary of the Borrower) for, or the Net Proceeds of which are used to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire any of the following: (a) the securities described in clause (i) of the definition of the Cable USA Preferred Stock, (b) the senior convertible notes due 2006 and 2009 of CCI, (c) the approximately $106 million 8.250% senior notes due 2007 of Charter Holdings and (d) the approximately $115 million face value senior discount notes due 2008 issued by Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Holdings Capital Corporation; in each case including the accrued and unpaid interest thereon or dividends related thereto and the direct costs relating thereto; provided that such exchange, offering, incurrence or issuance does not otherwise violate any terms of this Agreement;

(2) any such transaction that would otherwise constitute both an Asset Sale pursuant to clause (2) of the definition thereof and a Specified Offering;

(3) any incurrence of Indebtedness permitted to be incurred under clauses (1) (but only to the extent permitted by clause (2) of the last paragraph of Section 6.9), (2), (3), (4), (5) (but only to the extent relating to clause (4) of the second paragraph of Section 6.9), (6), (7), (8) and (10) of the second paragraph of Section 6.9;

(4) issuances of Equity Interests of CCI, in the ordinary course of business, to employees of CCI and its Subsidiaries; and

(5) the incurrence or issuance by CCI or any of its Restricted Subsidiaries of intercompany Indebtedness or Equity Interests between or among CCI and any of its Restricted Subsidiaries (other than any issuance of common equity interests by a Subsidiary of the Borrower to a Person other than the Borrower or a Subsidiary of the Borrower); provided that (x) such incurrence or issuance is not otherwise prohibited by this Agreement, and (y) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCI or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CCI or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (5).

“Spread” means 450 basis points on the Initial Borrowing Date, which shall increase by (a) an additional 25 basis points on the day immediately following the last day of the six-month period following the Initial Borrowing Date, (b) an additional 25 basis points on the day immediately following the last day of each of the next two subsequent three-month periods and (c) 62.5 basis points on the date immediately following the last day of each of the next two subsequent three-month periods; provided that if on any date the Eurodollar Base Rate is being determined pursuant to the third sentence of the definition thereof, then on each such date the then applicable Spread (determined in accordance with the immediately prior sentence) shall be reduced by 100 basis points. By way of example, if the Initial Borrowing Date were the 14th day of January, the first “step-up” would occur on July 15.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Closing Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person

(1) any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

When used without reference to any other Person, the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Total Commitments” means the sum of the Commitments then in effect.

“Transferee” means any Assignee or Participant.

“United States” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary thereof unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower unless such terms constitute Restricted Investments permitted under Section 6.7, Permitted Investments, Asset Sales permitted under Section 6.10 or sale and leaseback transactions permitted under Section 6.11;

(3) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries; and

(5) does not own any Capital Stock of any Restricted Subsidiary of the Borrower.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.7. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.9, the Borrower shall be in default of Section 6.9. The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1) such Indebtedness is permitted under Section 6.9 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(2) no Default or Event of Default would be in existence immediately following such designation.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person where all of the outstanding common equity interests or other ownership interests of such Restricted Subsidiary (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

1.2.    Other Definitional Provisions.

(a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, contract rights and any other “assets” as such term is defined under GAAP.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1.    Commitments. Subject to and upon the terms and conditions herein set forth, each Lender agrees, severally and not jointly, to make loans (collectively, the “Loans”), during the Availability Period, to the Borrower, which Loans (i)  once repaid, may not be reborrowed, (ii) shall not exceed for any such Lender that aggregate principal amount that equals the Commitment of such Lender at such time and (iii) shall not exceed for all Lenders at any time outstanding the aggregate principal amount that equals the Total Commitments then in effect.

2.2.    Procedure for Borrowing. In order to effect a borrowing hereunder, the Borrower shall give the Administrative Agent a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, three (3) Business Days prior to the requested Borrowing Date, specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which must be during the Availability Period). Each borrowing shall be in an aggregate amount equal to $50,000,000 or a whole multiple of $10,000,000 in excess thereof or in an amount equal to the remaining Commitments. Upon receipt of any Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available not later than 1:00 P.M., New York City time, to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. In no event may the Borrower request more than four borrowings hereunder.

Without duplication of the fee set forth in Section 2.6, the Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in the Fee Letter.

2.3.    Reduction and Termination of Commitments.

(a)    Voluntary Termination and Reduction. The Borrower shall have the right, upon written notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, at least three (3) Business Days prior to the proposed date of termination or reduction, to irrevocably terminate the Total Commitments or, from time to time, reduce the Total Commitments. Any such reduction shall be in an amount equal to $10,000,000, or a whole multiple of $1,000,000 in excess thereof.

(b)    Mandatory Reduction. The Total Commitments shall be reduced by an amount equal to 100% of the Net Proceeds from Asset Sales (regardless of whether the proceeds are used for a purpose described in clause (1) or (2) of the third paragraph of Section 6.10) immediately upon the consummation of such Asset Sale, except to the extent such Net Proceeds have been, or are then being used, to repay Loans.

The Total Commitments shall be reduced by an amount equal to 100% of the Net Proceeds from each Specified Offering (to the extent such proceeds are not then used to repay Loans) immediately upon the consummation of such Specified Offering.

(c)    The Commitments shall terminate as of 5:00 P.M. (New York time) on September 29, 2006.

Any reduction of Commitments pursuant to this Section 2.3 shall be applied pro rata to permanently reduce the Commitment of each of the Lenders.

2.4.    Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, at least three Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.13. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.5.    Mandatory Prepayments.

(a)    If on any date CCI or any of its Subsidiaries shall receive Net Proceeds from any Specified Offering, 100% of such Net Proceeds (“Allocated Proceeds”) shall be applied toward the prepayment of the Loans, the redemption of Series A Exchange Notes, if any, and an offer to purchase Series B Exchange Notes, if any. Allocated Proceeds shall be allocated on a pro rata basis to the prepayment of Loans, the redemption of Series A Exchange Notes and the offer to repurchase Series B Exchange Notes, in accordance with the then respective principal amounts of Loans, Series A Exchange Notes and Series B Exchange Notes outstanding on the date of receipt of such Net Proceeds (the amount so initially allocated to each of the Loans, Series A Exchange Notes and Series B Exchange Notes being referred to as its “Initial Allocation”), provided that any portion of such proceeds not used for required purchases of Series B Exchange Notes shall be reallocated to the prepayment of Loans and redemption of Series A Exchange Notes on such a pro rata basis (based on the respective principal amounts thereof). If no Series B Exchange Notes are then outstanding, the Borrower shall prepay Loans and give a notice of redemption with respect to outstanding Series A Exchange Notes promptly (but no later than two (2) Business Days) after receipt of the Allocated Proceeds in amounts equal to the Initial Allocations thereto. If any Series B Exchange Notes are then outstanding, the Borrower shall (x) (i) prepay Loans in the amount equal to the Initial Allocation to such Loans promptly (but no later than two (2) Business Days) after receipt of the Allocated Proceeds, (ii) give a notice of redemption with respect to the outstanding Series A Exchange Notes in an amount equal to the Initial Allocation to such Series A Exchange Notes promptly (but no later than two (2) Business Days) after receipt of the Allocated Proceeds and (iii) make an offer to repurchase Series B Exchange Notes in an amount equal to the Initial Allocation to such Series B Exchange Notes promptly (but no later than two (2) Business Days) after receipt of the Allocated Proceeds, which offer shall expire no later than the 20th Business Day after the commencement thereof, and (y) (i) upon receipt of such Allocated Proceeds, the Borrower shall deposit Allocated Proceeds in an amount equal to the Initial Allocation to Series B Exchange Notes in an account in the name of the Borrower to be maintained with the Administrative Agent for the duration of such offer and (ii) upon expiration of such offer, the Borrower shall prepay Loans and Series A Exchange Notes on a pro rata basis (based on the respective principal amounts thereof) in an amount equal to the deposited Allocated Proceeds not used to repurchase Series B Exchange Notes in such offer.

(b)    The Net Proceeds from Asset Sales that are not used for a purpose described in clause (1) or (2) of the third paragraph of Section 6.10 ("Allocated Asset Sale Proceeds") shall be applied toward the prepayment of the Loans, an offer to purchase Series A Exchange Notes, if any, and an offer to purchase Series B Exchange Notes, if any. The offer to purchase Series A Exchange Notes shall be made on the same date as the offer to purchase Series B Exchange Notes. Allocated Asset Sale Proceeds shall be allocated on a pro rata basis to the prepayment of Loans, the offer to repurchase Series A Exchange Notes and the offer to repurchase Series B Exchange Notes in accordance with the respective principal amounts of Loans, Series A Exchange Notes and Series B Exchange Notes outstanding on the date of the offers to purchase, provided that any portion of such proceeds not used for required purchases of Series A Exchange Notes or Series B Exchange Notes shall be reallocated to the prepayment of Loans.

(c)    Each prepayment of the Loans under this Section 2.5 shall be in an amount equal to 100% of the aggregate principal amount of the Loans to be prepaid accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.6.    Ticking Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a nonrefundable fee for the period from and including the Closing Date through the last day of the Availability Period, calculated at 0.50% per annum on the average daily unused Total Commitments, which fee shall be paid on (i) each Borrowing Date with respect to the amount borrowed and (ii) September 29, 2006.

2.7.    Interest Rates and Payment Dates.

(a)    Each Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate then in effect, plus the Spread, as then in effect.

(b)    If all or a portion of any amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to the outstanding Loans, plus 2% from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(c)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

(d)    The Loans made by each Lender shall each be represented by a Note.

2.8.    Computation of Interest and Fees.

(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Spread or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.9.    [Intentionally Omitted]

2.10.    Pro Rata Treatment and Payments.

(a)    Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of the fee described in Section 2.6, and any reduction of the Commitments shall be made pro rata according to the Commitments of the Lenders.

(b)    Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. Amounts prepaid on account of the Loans may not be reborrowed.

(c)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Loans, on demand, from the Borrower. Nothing in this paragraph shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Lender.

(e)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.11.    Requirements of Law.

(a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not hav-

ing the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)    shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.12(a) and changes in the rate of tax on the overall net income of such Lender);

(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall within ten (10) Business Days pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts related to any such adoption, change or issuance of a request or directive that occurs more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)    As a condition to receiving any compensation pursuant to this Section, the Lender must submit to the Borrower an Officers’ Certificate certifying as to any additional amounts payable pursuant to this Section (with a copy to the Administrative Agent). Such certificate shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall sur-

vive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.12.    Taxes.

(a)    All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)    Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). The inability of a Non-U.S. Lender (or a Transferee) to deliver any form pursuant to this Section 2.12(d) as a result of a change in law after the date such Lender (or a Transferee) becomes a Lender (or a Transferee) hereunder or as a result of a change in circumstances of the Borrower or the use of proceeds of such Lender’s (or Transferee’s) Loans shall not constitute a failure to comply with this Section 2.12(d) and accordingly the indemnities to which such Person is entitled pursuant to this Section 2.12 shall not be affected as a result of such inability. If a Lender (or Transferee) as to which the preceding sentence does not apply is unable to deliver any form pursuant to this Section 2.12(d), the sole consequence of such failure to deliver as a result of such inability shall be that the indemnity described in Section 2.12(a) hereof for any Non-Excluded Taxes shall not be available to such Lender or Transferee with respect to the period that would otherwise be covered by such form.

(e)    A Lender that is entitled to an exemption from non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)    Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to Section 2.12(a) shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue.

(g)    The agreements in this Section 2.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.13.    Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed for the period from the date of such prepayment or of such failure to borrow to the last day of such Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Spread included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. As a condition to receiving any compensation pursuant to this Section, the Lender must submit to the Borrower an Officers’ Certificate certifying as to any additional amounts payable pursuant to this Section (with a copy to the Administrative Agent). Such certificate shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14.    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.11 or 2.12(a) or (b) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.14 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.11 or 2.12(a).

2.15.    Repayment of Loans. The Borrower shall repay all outstanding Loans on the Loan Maturity Date (subject to the proviso to the definition of “Loan Maturity Date”).

2.16.    Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.11 or 2.12(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.14 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.11 or 2.12(a), (iv) the replacement financial institution shall purchase all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement at a price equal to the principal amount thereof plus accrued interest and fees, (v) the Borrower shall be liable to such replaced Lender under Section 2.13 if any Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.11 or 2.12(a), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF THE LENDERS

Each Lender that is party hereto on the Closing Date or that becomes a transferee under Section 9.6 represents and warrants to the Loan Parties as of the date hereof (or as of the date of transfer, as applicable) as follows:

        (a) Such Lender intends to make (or, in the case of a transferee acquire) the Loan and acquire its Note for its own account (subject to the provisions of Sections 9.6(b) and 9.6(c) of the Credit Agreement) and not with a view to any sale or transfer that would violate the registration requirements of the Securities Act.

(b) Such Lender understands that (i) the Loans and Notes have not been registered under the Securities Act, (ii) the Loans and Notes are being issued in a transaction that does not require registration under the Securities Act and (iii) the Loans and Notes are subject to the transfer and assignment provisions contained in Sections 9.6(b) and 9.6(c) of the Credit Agreement.

(c) Such Lender is either (i) an IAI, (ii) a QIB or (iii) (in the case of a Lender that is a party hereto on the Closing Date) is sophisticated with respect to decisions to acquire assets of the type represented by the Loans and Notes and is experienced in acquiring assets of such type.

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower and the Guarantor hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1.    Financial Condition. The audited consolidated balance sheet of the Borrower as at December 31, 2004, and the unaudited consolidated balance sheets of the Borrower at March 31, and June 30, 2005 and the related audited (or unaudited in the case of the periods ended March 31 and June 30, 2005) consolidated statements of operations and cash flows for the fiscal year (or period, as the case may be) ended on such date, have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by KPMG and disclosed therein). The Borrower and its Subsidiaries do not have, as of such date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in such financial statements.

4.2.    No Change. Since December 31, 2004, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

4.3.    Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) except in the case of any Shell Subsidiary, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, in each case with respect to clauses (b), (c) and (d), except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4.    Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is (or is to become) a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is (or is to become) a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, other than those that have been obtained or made and are in full force and effect. This Agreement (when executed) will have been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a valid and legally binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5.    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof, and the consummation of each of the transactions referred to in Section 5.1 (including the execution, delivery and performance of each of the agreements referred to therein), will not violate any Requirement of Law or any material Contractual Obligation of any Designated Holding Company, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 6.13).

4.6.    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or any of its Subsidiaries, or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7.    No Default. None of the Borrower or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8.    Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has marketable title to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except Liens not prohibited by Section 6.13.

4.9.    Intellectual Property. Each of the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except as could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use, validity or effectiveness of any Intellectual Property owned or licensed by the Borrower or any of its Subsidiaries that could reasonably be expected to result in a breach of the representation and warranty set forth in the first sentence of this Section 4.9, nor does the Borrower know of any valid basis for any such claim. The use of all Intellectual Property necessary for the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, does not infringe on the rights of any Person in such a manner that could reasonably be expected to result in a breach of the representation and warranty set forth in the first sentence of this Section 4.9.

4.10.    Taxes. Each of the Borrower and each of its Subsidiaries (other than Shell Subsidiaries) has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those with respect to which the amount or validity thereof are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11.    Federal Regulations. No part of the proceeds of any Loans will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12.    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by, and payment made to, employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

4.13.    ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $1,000,000. Neither any Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither any Loan Party nor, to any Loan Party’s knowledge, any Commonly Controlled Entity would become subject to any material liability under ERISA if any Loan Party or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Multiemployer Plan of any Loan Party or any Commonly Controlled Entity is in Reorganization or Insolvent.

4.14.    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15.    [Intentionally Omitted].

4.16.    Use of Proceeds. The proceeds of the Loans shall be used to maintain a cash balance at the Borrower or for a purpose that meets the requirements of clause (a)(iii) or (b) of the definition of “Qualified Indebtedness” under the Credit Agreement. The Exchange Notes, when issued, shall constitute “Qualified Indebtedness” under the Credit Agreement.

4.17.    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materi-

als of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

    (b)    neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)    Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)    there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)    the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)    neither the Borrower nor any of its respective Subsidiaries has assumed any liability of any other Person under Environmental Laws.

4.18.    Certain Cable Television Matters. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a)    (i) the Borrower and its Subsidiaries possess all Authorizations necessary to own, operate and construct the CATV Systems or otherwise for the operations of their businesses and are not in violation thereof and (ii) all such Authorizations are in full force and effect and no event has occurred that permits, or after notice or lapse of time could permit, the revocation, termination or material and adverse modification of any such Authorization;

(b)    neither the Borrower nor any of its Subsidiaries is in violation of any duty or obligation required by the Communications Act of 1934, as amended, or any FCC rule or regulation applicable to the operation of any portion of any of the CATV Systems;

(c)    (i) there is not pending or, to the best knowledge of the Borrower, threatened, any action by the FCC to revoke, cancel, suspend or refuse to renew any FCC License held by the

Borrower or any of its Subsidiaries and (ii) there is not pending or, to the best knowledge of the Borrower, threatened, any action by the FCC to modify adversely, revoke, cancel, suspend or refuse to renew any other Authorization; and

(d)    there is not issued or outstanding or, to the best knowledge of the Borrower, threatened, any notice of any hearing, violation or complaint against the Borrower or any of its Subsidiaries with respect to the operation of any portion of the CATV Systems and the Borrower has no knowledge that any Person intends to contest renewal of any Authorization.

4.19.    Accuracy of Information, Etc. he information, other than projections, contained in this Agreement, the other Loan Documents, and the other documents, certificates or statements furnished by or on behalf of any Loan Party to the Agents or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, as supplemented from time to time prior to the date this representation and warranty is made or deemed made, do not, when taken with all other such statements and SEC reports, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in an SEC report or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.20.    Solvency. The Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to the financing transactions referred to herein will be, Solvent.

4.21.    Certain Tax Matters. As of the Closing Date, the Borrower and each of its Subsidiaries (other than any such Subsidiary that is organized as a corporation) is a Flow-Through Entity.

4.22.    No Burdensome Restrictions. No Contractual Obligation of any Loan Party could reasonably be expected to have a Material Adverse Effect.

4.23.    Refinancings. Each Loan Party has the power, authority and legal right, and has taken all necessary action, to authorize the execution, delivery and performance of all Exchange Documents, and CCI has engaged the Investment Bank (as defined in the Fee Letter) on the terms and conditions required thereby.

SECTION 5.    CONDITIONS PRECEDENT

5.1.    Conditions to Effectiveness. The effectiveness of this Agreement on the Closing Date is subject to the satisfaction of each of the following conditions precedent:

(a)    Credit Agreement; Notes. This Agreement shall have been executed and delivered by the Agents, the Borrower, the Guarantor and the Lenders and each Lender shall have received a Note, duly completed.

(b)    Payment of Fees, Expenses, Etc. The Borrower shall have paid all fees and expenses (i) required to be paid herein for which invoices have been presented or (ii) as otherwise agreed to be paid on the Closing Date. The Fee Letter shall have been executed and delivered by the parties thereto.

(c)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate of the Borrower dated the Closing Date, reasonably satisfactory to the Administrative Agent.

(d)    Legal Opinions. On the Closing Date, the Administrative Agent shall have received the legal opinions of (i) the in-house counsel of the Borrower, (ii) Gibson, Dunn & Crutcher LLP, counsel to the Borrower and (iii) Cole, Raywid & Braverman, L.L.P., special regulatory counsel to the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(e)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of each Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

5.2.    Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date is subject to the satisfaction of each of the following conditions precedent:

(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for any representation and warranty that is made as of a specified earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c)    Credit Agreement Both before and after giving effect to such borrowing, the conditions to borrowing under the Credit Agreement shall then be satisfied with the terms and conditions of such Credit Agreement being those in effect on the Closing Date; provided that (i) amendments or waivers with respect to Section 7.1 of the Credit Agreement shall be given effect and (ii) the condition to borrowing set forth in Section 5.2(a) of the Credit Agreement need not be satisfied with respect to the representations and warranties contained in Section 4.20 of the Credit Agreement.

(d)    Officers’ Certificate. Each Lender shall have received an Officers’ Certificate to the effect set forth in Exhibit 5.2(d), appropriately completed.

Each request for a borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such request and as of the date of the making of such Loan that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.    COVENANTS

The Borrower hereby agrees that, from and after the Closing Date so long as the Commitments remain in effect, or any Loan or other amount is owing to any Lender or any Agent hereunder, the following covenants shall apply:

6.1.    Payment of Obligations. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where failure to do so could not reasonably be expected to have a Material Adverse Effect or where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

The Borrower shall comply with all of its agreements contained in the Fee Letter, including the paragraph thereof relating to Securities (as defined in the Fee Letter). The Borrower shall use the net cash proceeds received by it from the sale of any Securities (as defined in the Fee Letter) to repay the Loans and/or Exchange Notes to the extent required hereby and thereby.

6.2.    Reports. The Borrower shall furnish to the Lenders the following, within the time periods specified in the SEC’s rules and regulations, including:

(1)    all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Borrower were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report on the annual consolidated financial statements of the Borrower by its independent public accountants;

(2)    all current reports that would be required to be filed with the SEC on Form 8-K if the Borrower were required to file such reports; and

(3)    prior to the Covenant Date, promptly, such additional financial and other information as any Lender may from time to time reasonably request.

Notwithstanding anything in this Agreement to the contrary, information required to be delivered pursuant to this Section 6.2 or Section 6.3 (i) may be delivered by e-mail and (ii) shall be deemed to have been delivered on the date on which Borrower provides notice (including, notice by e-mail) to Administrative Agent (which notice Administrative Agent will convey promptly to the Lenders) that such information has been posted on the SEC’s website on the Internet at http://www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to Section 6.3.

6.3.    Compliance Certificate.

(a)    The Borrower shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto).

(b)    Prior to the Covenant Date, so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 6.2 above shall be accompanied by a written statement of the Borrower’s independent public accountants (each of whom shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Borrower has violated any provisions of this Article 6 or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation. In the event that, after the Borrower has used its reasonable best efforts to obtain the written statement of the Borrower’s independent public accountants required by the provisions of this paragraph, such statement cannot be obtained, the Borrower shall deliver, in satisfaction of its obligations under this Section 6.3(b), an Officers’ Certificate (i) certifying that it has used its reasonable best efforts to obtain such required statement but was unable to do so and (ii) attaching the written statement of the Borrower’s accountants that the Borrower received in lieu thereof.

(c)    The Borrower shall deliver to the Administrative Agent, forthwith upon any Officer of the Borrower becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Borrower is taking or proposes to take with respect thereto.

6.4.    Taxes, etc.

(a)    The Borrower shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not likely to result in a material adverse effect on the Borrower and its Restricted Subsidiaries, taken as a whole.

(b)    Prior to the Covenant Date, the Borrower will comply, and shall cause each of its Restricted Subsidiaries to comply, in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or properties except if the failure to comply therewith could not reasonably be expected to result in a material adverse effect on the Borrower and its Restricted Subsidiaries, taken as a whole.

6.5.    Stay, Extension and Usury Laws. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

6.6.    Restricted Payments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)    declare or pay any dividend or make any other payment or distribution on account of its or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of the Borrower, or (y) in the case of the Borrower and its Restricted Subsidiaries, to the Borrower or a Restricted Subsidiary thereof);

(b)    purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) any Equity Interests of the Borrower or any direct or indirect Parent of the Borrower or any Restricted
Subsidiary of the Borrower (other than, in the case of the Borrower and its Restricted Subsidiaries, any such Equity Interests owned by the Borrower or any of its Restricted Subsidiaries); or

(c)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Borrower that is subordinated to the Loans, except a payment of interest or principal at the Stated Maturity thereof,

(all such payments and other actions set forth in clauses (a) through (c) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 6.9; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries from and after the Senior Notes Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (9) of the next succeeding paragraph), shall not exceed, at the date of determination, the sum of:

(a) an amount equal to 100% of the Consolidated EBITDA of the Borrower for the period beginning on the first day of the fiscal quarter commencing October 1, 2003 to the end of the Borrower’s most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.3 times the Consolidated Interest Expense of the Borrower for such period, plus

(b) an amount equal to 100% of Capital Stock Sale Proceeds less any amount of such Capital Stock Sale Proceeds used in connection with an Investment made on or after the Closing Date pursuant to clause (5) of the definition of “Permitted Investments,”plus

(c) $100 million.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions shall not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Borrower in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of Equity Interests of the Borrower (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Borrower or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) regardless of whether a Default then exists, the payment of any dividend or distribution made in respect of any calendar year or portion thereof during which the Borrower or any of its Subsidiaries is a Person that is not treated as a separate tax paying entity for United States federal income tax purposes by the Borrower and its Subsidiaries (directly or indirectly) to the direct or indirect holders of the Equity Interests of the Borrower or its Subsidiaries that are Persons that are treated as a separate tax paying entity for United States federal income tax purposes, in an amount sufficient to permit each such holder to pay the actual income taxes (including required estimated tax installments) that are required to be paid by it with respect to the taxable income of any Parent (through its direct or indirect ownership of the Borrower and/or its Subsidiaries), the Borrower, its Subsidiaries or any Unrestricted Subsidiary, as applicable, in any calendar year, as estimated in good faith by the Borrower or its Subsidiaries, as the case may be;

(5) regardless of whether a Default then exists, the payment of any dividend by a Restricted Subsidiary of the Borrower to the holders of its common Equity Interests on a pro rata basis;

(6) [RESERVED];

(7) the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of the Borrower or a Parent of the Borrower held by any member of the Borrower’s, such Parent’s or any Restricted Subsidiary’s management pursuant to any management equity subscription agreement or stock option agreement entered into in accordance with the policies of the Borrower, any Parent or any Restricted Subsidiary; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of the Borrower;

(8) payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction; and

(9) additional Restricted Payments directly or indirectly to CCH II or any other Parent (i) regardless of whether a Default (other than a Default under Section 7.1(a), (b) or (g) or (h)) exists, for the purpose of enabling Charter Holdings, CIH, CCH I, CCH II and/or any Charter Refinancing Subsidiary to pay interest when due on Indebtedness under the Charter Holdings Indentures, the CCH II Indentures, the CCH I Indenture, the CIH Indenture and/or any Charter Refinancing Indebtedness, (ii) for the purpose of enabling CCI and/or any Charter Refinancing Subsidiary to pay interest when due on Indebtedness under the CCI Indentures and/or any Charter Refinancing Indebtedness and (iii) so long as the Borrower would have been permitted, at the time of such Restricted

Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 6.9, (A) to the extent required to enable CCH II, CCH I, CIH, Charter Holdings, CCI or any Charter Refinancing Subsidiary to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire Indebtedness under the CCH II Indentures, the CCH I Indenture, the CIH Indenture, the Charter Holdings Indentures, the CCI Indentures or any Charter Refinancing Indebtedness (including any expenses incurred by any Parent in connection therewith) or (B) consisting of purchases, redemptions or other acquisitions by the Borrower or its Restricted Subsidiaries of Indebtedness under the CCH II Indentures, the CCH I Indenture, the CIH Indenture, the Charter Holdings Indentures, the CCI Indentures or any Charter Refinancing Indebtedness (including any expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith) and the distribution or loan to or investment in any Parent of Indebtedness so purchased, redeemed or acquired.

Notwithstanding the foregoing provisions of this Section 6.6, prior to the Covenant Date, Borrower shall not make, or permit any of its Restricted Subsidiaries to make, directly or indirectly, any Restricted Payments other than:

(A) under (and subject to the provisions of) clauses (4), (5), (7) and (8), and sub clauses (i) and (ii) of clause (9) of the immediately foregoing paragraph;

(B) to any Qualified Parent Company to permit such Qualified Parent Company to pay (i) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred for the purpose of any issuance, sale or incurrence by such Qualified Parent Company of Equity Interests or Indebtedness (including in connection with an exchange of securities or a tender for outstanding debt securities) to the extent that such Qualified Parent Company does not have a combination of cash on hand and the cash proceeds of such issuance, sale or incurrence sufficient to pay such amounts, (ii) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose, or (iii) other administrative expenses (including legal, accounting, other professional fees and costs, printing and other such fees and expenses) incurred in the ordinary course of business, in an aggregate amount in the case of this clause (iii) not to exceed $5,000,000 in any fiscal year;

(C)  so long as no Default or Event of Default is then in existence, the Borrower and its Restricted Subsidiaries may make Restricted Payments to the extent that they result from, or are, the transactions described in clause (1) of the definition of Specified Offering (including, by way of example, the distribution to any Parent of (i) any of the securities referred to in such clause (1) that are acquired by the Borrower or any of its Subsidiaries or (ii) amounts required to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire any such securities); and

(D) so long as no Default or Event of Default is then in existence, additional Restricted Payments that, when taken together with any Restricted Investment permitted under the last paragraph of Section 6.7, do not exceed $50.0 million in the aggregate.

It is understood that (i) if the provisions of clauses (A), (B), (C) or (D) are met, the Borrower and its Restricted Subsidiaries may make the Restricted Payments described therein irrespective of whether or not the conditions in clauses (1), (2) or (3) of the first paragraph of this Section 6.6 are satisfied, and (ii) for purposes of determining, at any time on and after the Covenant Date, the availability under the baskets set forth in the first two paragraphs of this Section 6.6, any such Restricted Payments made pursuant to clauses (B), (C) and (D) of this paragraph, prior to the Covenant Date, shall be treated as though they had been made pursuant to the first two paragraphs of this Section 6.6 without giving any effect to this third paragraph of this Section 6.6.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the Borrower, whose resolution with respect thereto shall be delivered to the Administrative Agent. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.

Not later than the date of making any Restricted Payment involving an amount or fair market value in excess of $10 million, the Borrower shall deliver to the Administrative Agent an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 6.6 were computed, together with a copy of any fairness opinion or appraisal required by this Agreement.

6.7.    Investments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    make any Restricted Investment; or

(2)    allow any of its Restricted Subsidiaries to become an Unrestricted Subsidiary, unless, in each case:

 (a)     no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

 (b)    the Borrower would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 6.9.

After the Covenant Date, an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

Notwithstanding the foregoing provisions of this Section 6.7, prior to the Covenant Date, Restricted Investments by the Borrower and its Restricted Subsidiaries shall only be permitted to be made in an amount, when taken together with any Restricted Payments made under clause (D) of the third paragraph of Section 6.6, not to exceed $50.0 million in the aggregate.

6.8.    Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(2)    make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(3)    transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(A) Existing Indebtedness, contracts and other instruments as in effect on the Closing Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the most restrictive Existing Indebtedness, contracts or other instruments, as in effect on the Closing Date;

(B) this Agreement and the Exchange Notes;

(C) applicable law;

(D) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(E) customary non-assignment provisions in leases, franchise agreements and other commercial agreements entered into in the ordinary course of business;

(F) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(G) any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary of the Borrower that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;

(H) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive at the time such restrictions become effective, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(I) Liens securing Indebtedness or other obligations otherwise permitted to be incurred under Section 6.13 that limit the right of the Borrower or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

 (J) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(K) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(L) restrictions contained in the terms of Indebtedness or Preferred Stock permitted to be incurred under Section 6.9; provided that such restrictions are not materially more restrictive, taken as a whole, than the terms contained in the most restrictive, together or individually, of the Credit Facilities and other Existing Indebtedness as in effect on the Closing Date; and

(M) restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of the Borrower determines, at the time of such financing, will not materially impair the Borrower’s ability to make payments as required hereunder.

6.9.     Incurrence of Indebtedness and Issuance of Preferred Stock. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Borrower shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock; provided that the Borrower or any of its Restricted Subsidiaries may incur Indebtedness, the Borrower may issue Disqualified Stock and subject to the final paragraph of this covenant below, Restricted Subsidiaries of the Borrower may issue Preferred Stock if the Leverage Ratio of the Borrower and its Restricted Subsidiaries would have been not greater than 4.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)    the incurrence by the Borrower and its Restricted Subsidiaries of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries outstanding under this clause (1) for all Credit Facilities of the Borrower and its Restricted Subsidiaries after giving effect to such incurrence does not exceed an amount equal to $9.75 billion less the aggregate amount of all Net Proceeds from Asset Sales applied by the Borrower or any of its Restricted Subsidiaries to repay any such Indebtedness under a Credit Facility pursuant to Section 6.10;

(2)    the incurrence by the Borrower and its Restricted Subsidiaries of Existing Indebtedness (other than under Credit Facilities);

(3)    the incurrence by the Borrower and the Guarantor of Indebtedness under this Agreement, and any refinancings thereof represented by the Exchange Notes and any Securities (as defined in the Fee Letter);

(4)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obliga-

tions, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount not to exceed, together with any related Permitted Refinancing Indebtedness permitted by clause (5) below, $75 million at any time outstanding;

(5)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under this clause (5), the first paragraph of this covenant or clauses (2), (3) or (4) of this paragraph;

(6)    the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided that:

(a)    if the Borrower is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans; and

(b)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding;

(8)    the guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.9;

(9)    the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding under this clause (9), not to exceed $300 million; and

(10)    the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting.

For purposes of determining compliance with this Section 6.9, any Indebtedness under Credit Facilities outstanding on the Closing Date shall be deemed to have been incurred pursuant to clause (1) above and, in the event that an item of proposed Indebtedness (other than any Indebtedness initially deemed on the Closing Date to be incurred under clause (1) above) (a) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above or (b) is entitled to be incurred pursuant to the first paragraph of this covenant, the Borrower shall be permitted to classify and from time to time to reclassify such item of Indebtedness in any manner that complies with this cove-

nant. Once any item of Indebtedness is so reclassified, it shall no longer be deemed outstanding under the category of Permitted Debt, where initially incurred or previously reclassified. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above or under the first paragraph of this covenant, and in part under any one or more of the other clauses listed above, to the extent that such Indebtedness satisfies the criteria for such classification.

Notwithstanding the foregoing, in no event shall any Restricted Subsidiary of the Borrower consummate a Subordinated Debt Financing or a Preferred Stock Financing. A “Subordinated Debt Financing” or a “Preferred Stock Financing,” as the case may be, with respect to any Restricted Subsidiary of the Borrower shall mean a public offering or private placement (whether pursuant to Rule 144A under the Securities Act or otherwise) of Subordinated Notes or Preferred Stock (whether or not such Preferred Stock constitutes Disqualified Stock), as the case may be, of such Restricted Subsidiary to one or more purchasers (other than to one or more Affiliates of the Borrower). “Subordinated Notes” with respect to any Restricted Subsidiary of the Borrower shall mean Indebtedness of such Restricted Subsidiary that is contractually subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary (including Indebtedness under Credit Facilities), provided that the foregoing shall not apply to priority of Liens, including by way of intercreditor agreements. The foregoing limitation shall not apply to:

(a)    any Indebtedness or Preferred Stock of any Person existing at the time such Person is merged with or into or becomes a Subsidiary of the Borrower; provided that such Indebtedness or Preferred Stock was not incurred or issued in connection with, or in contemplation of, such Person merging with or into, or becoming a Subsidiary of, the Borrower, and

(b)    any Indebtedness or Preferred Stock of a Restricted Subsidiary issued in connection with, and as part of the consideration for, an acquisition, whether by stock purchase, asset sale, merger or otherwise, in each case involving such Restricted Subsidiary, which Indebtedness or Preferred Stock is issued to the seller or sellers of such stock or assets; provided that such Restricted Subsidiary is not obligated to register such Indebtedness or Preferred Stock under the Securities Act or obligated to provide information pursuant to Rule 144A under the Securities Act.

Notwithstanding the foregoing provisions of this Section 6.9, prior to the Covenant Date, the following additional limitations shall apply:

(1) the Borrower and its Restricted Subsidiaries shall not be permitted to incur any Indebtedness under clause (9) of the second paragraph of this Section 6.9;

(2) the Indebtedness permitted to be incurred under clause (1) of the second paragraph of this Section 6.9 shall be limited to (x) borrowings under the Credit Agreement outstanding on the Closing Date and (y) Revolving Loans under the Credit Agreement in an aggregate amount not to exceed (when added together with any Revolving Loans outstanding on the Closing Date) $1.5 billion; and

(3) Indebtedness may not be incurred to refinance Indebtedness of CCI or any of its Subsidiaries, provided that this clause (3) shall not prohibit (i) the transactions described in clause (1) of the definition of Specified Offering or clause (5) of the first paragraph of this Section 6.9, to the extent it relates to Indebtedness permitted by clause (4) of the first paragraph of this Section 6.9 or (ii) refinancings of Loans and Exchange Notes through (x) the issuance of Exchange Notes as contemplated by this Agreement and/or Securities (as defined in the Fee Letter) as con-

    templated by the Fee Letter or (y) other Indebtedness, the net proceeds of which are used to repay, all Loans and Exchange Notes and all other monetary obligations hereunder.

6.10.    Limitation on Asset Sales. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Borrower or such Restricted Subsidiary receives consideration at the time of  such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or  sold or otherwise disposed of;

(2) such fair market value is determined by the Board of Directors of the Borrower and evidenced by a resolution of such Board of Directors set forth in an Officers’ Certificate delivered to the Administrative Agent; and

(3) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

For purposes of this Section 6.10, each of the following shall be deemed to be cash:

(a)  any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any Restricted Subsidiary thereof (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;

(b)    any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities within 60 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion); and

(c)    Productive Assets.

Within 18 months after the receipt of any Net Proceeds from an Asset Sale, the Borrower or a Restricted Subsidiary thereof shall apply an amount equal to such Net Proceeds at its option:

(1) to repay debt under Credit Facilities or any other Indebtedness of the Restricted Subsidiaries of the Borrower (other than Indebtedness represented solely by a guarantee of a Restricted Subsidiary of the Borrower);

(2) to invest in Productive Assets; provided that any such amount of Net Proceeds which the Borrower or a Restricted Subsidiary thereof has committed to invest in Productive Assets within 18 months of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale; or

(3) to repay the Loans and repurchase Exchange Notes in accordance with Section 2.5(b).

6.11.    Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Borrower and its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1)    the Borrower or such Restricted Subsidiary could have

(a)    incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of Section 6.9 and

(b)    incurred a Lien to secure such Indebtedness pursuant to Section 6.13 or the definition of Permitted Liens; and

(2)    the transfer of assets in that sale and leaseback transaction is permitted by, and the Borrower or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, Section 6.10.

The foregoing restrictions shall not apply to a sale and leaseback transaction if the lease is for a period, including renewal rights, of not in excess of three years.

6.12.    Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)    such Affiliate Transaction is on terms that are not less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person who is not an Affiliate; and

(2)    the Borrower delivers to the Administrative Agent:

(a)    with respect to any Affiliate Transaction, or series of related Affiliate Transactions, involving aggregate consideration given or received by the Borrower or any such Restricted Subsidiary in excess of $15 million, a resolution of the Board of Directors of the Borrower or CCI set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 6.12 and that such Affiliate Transaction has been approved by a majority of the members of such Board of Directors; and

(b)    with respect to any Affiliate Transaction, or series of related Affiliate Transactions, involving aggregate consideration given or received by the Borrower or any Restricted Subsidiary in excess of $50 million, an opinion as to the fairness to the Lenders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:

(1) any existing employment agreements and employee benefit arrangements (including stock purchase or option agreements, deferred compensation plans, and retirement, savings or similar plans) entered into by the Borrower or any of its Subsidiaries and any employment agreements and employee benefit arrangements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among the Borrower and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Borrower and customary indemnification and insurance arrangements in favor of directors, regardless of affiliation with the Borrower or any of its Restricted Subsidiaries;

(4) payment of Management Fees;

(5) Restricted Payments that are permitted by Section 6.6 and Restricted Investments that are permitted by Section 6.7;

(6) Permitted Investments;

(7) transactions pursuant to agreements existing on the Closing Date, as in effect on the Closing Date, or as subsequently modified, supplemented, or amended, to the extent that any such modifications, supplements or amendments comply with the applicable provisions of the first paragraph of this Section 6.12; and

(8) contributions to the common equity capital of the Borrower or the issue or sale of Equity Interests of the Borrower.

6.13.    Liens. The Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset of the Borrower, whether owned on the Closing Date or thereafter acquired, except Permitted Liens.

6.14.    Existence. Subject to Section 6.16, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its limited liability company existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Borrower and its Subsidiaries; provided, however, that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries (other than Guarantor), if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not likely to result in a material adverse effect on the Borrower and its Restricted Subsidiaries taken as a whole.

6.15.    Limitations on Issuances of Guarantees of Indebtedness. The Borrower shall not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Borrower except in respect of Credit Facilities (the “Guaranteed Indebtedness”), unless:

(1)    such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a “Subsidiary Guarantee”) of the payment of the Loans or the Exchange Notes by such Restricted Subsidiary and

(2)    until one year after all the Exchange Notes and Loans have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary thereof as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

provided, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is subordinated to the Loans, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Loans.

6.16.    Payments for Consent. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the documents relating to such consent, waiver or amendment.

6.17.    Merger, Consolidation, or Sale of Assets. The Borrower may not, directly or indirectly:

(1)    consolidate or merge with or into another Person or

(2)    sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(a)    either:

(i)    the Borrower is the surviving Person; or

(ii)    the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)    the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Borrower under the Loans and this Agreement pursuant to agreements reasonably satisfactory to the Administrative Agent;

(c)    immediately after such transaction no Default or Event of Default exists; and

(d)    the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable period,

(x) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of Section 6.9; or

(y) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger;

provided that, prior to the Covenant Date, the Borrower or such surviving Person must meet the requirements of sub clause (x) above.

The foregoing clause (d) shall not apply, after the Covenant Date, to a sale, assignment, transfer, conveyance or other disposition of assets between the Borrower and any of its Wholly-Owned Restricted Subsidiaries.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower in accordance with this Section 6.17, the successor Person formed by such consolidation or into which the Borrower is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named herein as the Borrower, and (except in the case of a lease) the Borrower shall be released from the obligations under the Notes and this Agreement, except with respect to any obligations that arise from, or are related to, such transaction.

6.18.    Exchange Notes.

(a)    The Borrower shall, as promptly as practicable upon the reasonable request of the Administrative Agent at any time on or after the Initial Borrowing Date, (i) select a bank or trust company, reasonably acceptable to the Administrative Agent, to act as Exchange Note Trustee, (ii) complete, and enter into, the Exchange Documents and (iii) cause counsel to the Borrower to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Administrative Agent (including with respect to due authorization, execution and delivery; validity; and enforceability of the Exchange Documents).

(b)    The Borrower will, on or prior to the fifth (5th) Business Day following the written request (the “Exchange Request”) of the holder of any Loan (or beneficial owner of a portion thereof), on or after the Initial Maturity Date:

(i)    execute and deliver, cause each other Loan Party, if any, to execute and deliver, and cause the Exchange Note Trustee to execute and deliver, the Exchange Note Documents if such Exchange Note Documents have not previously been executed and delivered; and

(ii)    execute and deliver to such holder or beneficial owner in accordance with the Exchange Note Indenture an applicable Exchange Note dated the date of the issuance of such Exchange Note and bearing interest as set forth therein in exchange for such Loan, payable to the order of such holder or owner, as the case may be, in the same principal amount as such Loan (or portion thereof) being exchanged, with accrued and unpaid interest on such Exchange Note being equal to the then accrued and unpaid interest (if any) on the Loan so being exchanged, (provided that (x) in the case of a holder of a Note, such holder must return its Note issued hereunder before it may receive an Exchange Note and (y) a Lender who is an original signatory hereto and its Affiliates may only receive Series A Exchange Notes unless upon receipt thereof, such holder is transferring such Exchange Notes to a Person who is not an original signatory hereto or an Affiliate thereof).

The Exchange Request shall specify the principal amount of the Loans to be exchanged pursuant to this Section 6.18.

(c)    Upon the Covenant Date, each Loan that is not then due or subject to repayment under Section 2.5 shall be automatically exchanged for a Series A Exchange Note, such Exchange Note to be dated the Covenant Date and bearing interest as set forth in such Exchange Note, to be payable to its holder or its registered assignee, as the case may be, and to be in the same principal amount as such Loan (or portion thereof) being exchanged, with accrued and unpaid interest on such Exchange Note being equal to the then accrued and unpaid interest (if any) on the Loan so being exchanged. The Borrower shall take any steps of the nature of those set forth in clause (b) that are necessary to effectuate such exchange.

(d)    Loans exchanged for Exchange Notes under this Section 6.18 shall be deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Exchange Note Indenture.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)    default for 30 consecutive days in the payment when due: (x) of interest on the Loans or (y) of amounts due under the Fee Letter;

(b)    default in payment when due of the principal of the Loans;

(c)    (i) the representations or warranties set forth in Sections 4.4, 4.16 or 4.23 shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or (ii) failure by the Borrower or any of its Restricted Subsidiaries to comply (x) with the provisions of Sections 4.16 or (y) with the provisions of the paragraph of the Fee Letter relating to Securities (as defined in the Fee Letter);

(d)    failure by the Borrower or any of its Restricted Subsidiaries for 30 consecutive days after written notice thereof has been given to the Borrower by the Administrate Agent or to the Borrower and the Administrative Agent by the Required Lenders to comply with any of its other covenants or agreements in this Agreement;

(e)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists or is created after the Closing Date, if that default:

(i)    is caused by a failure to pay at final stated maturity the principal amount of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii)    results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

(f)    failure by the Borrower or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100 million, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days;

(g)    (i) any Designated Holding Company (but only if on or prior to the Covenant Date), the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets or any Designated Holding Company (but only if on or prior to the Covenant Date), the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Designated Holding Company (but only if on or prior to the Covenant Date), the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Designated Holding Company (but only if on or prior to the Covenant Date), the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Designated Holding Company (but only if on or prior to the Covenant Date), the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Designated Holding Company (but only if on or prior to the Covenant Date), the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)    a Change of Control shall have occurred and be continuing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower. Notwithstanding anything to the contrary contained herein, if a Loan has been accelerated pursuant to the provisions of this Section 7, its maturity shall not be subject to extension without the consent of the Required Lenders.

SECTION 8.    THE AGENTS

8.1.    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3.    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other

Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6.    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7.    Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments and Loans on the date on which indemnification is sought under this Section 8.7 (or if the Loans shall have been paid in full and the Commitments have been terminated, ratably in accordance with their respective Commitments and Loans immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

8.8.    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9.    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10.    Other Agents. The joint lead arrangers and joint bookrunners, and the documentation agent, shall have no duties or responsibilities hereunder in their capacities as such.

SECTION 9.    MISCELLANEOUS

9.1.    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) without the consent of all the Lenders, forgive the principal amount or extend the Loan Maturity Date, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby; (ii) without the consent of all the Lenders, eliminate or reduce any voting rights under this Section 9.1 or reduce any percentage specified in the definition of Required Lenders, (iii) without the consent of each Lender directly affected thereby, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, (iv) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent or (v) without the consent of all the Lenders, release the Guarantor from its obligations under the Loan Documents. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Amendments or modifications to the Exchange Note Indenture that, by the terms thereof, can be made without the consent of holders of Exchange Notes, will not require any additional consent under this Section 9.1. For the avoidance of doubt, this Section 9.1 shall not apply after the Covenant Date.

9.2.    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Any Loan Party:	c/o Charter Communications, Inc. 12405 Powerscourt Drive St. Louis, Missouri 63131 Attention: General Counsel and Corporate Secretary Telecopy: (314) 965-8793
with a copy to: Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10016 Telecopier No.: (212) 351-4008 Attention: Joerg Esdorn, Esq.
The Administrative Agent:	JPMorgan Chase Bank 1111 Fannin Street, 10th Floor Houston, Texas 77002 Attention: Shadia Aminu Telecopy: (713) 750-2358 Telephone: (713) 750-7933

with a copy to: J.P. Morgan Securities Inc. 270 Park Avenue, 4th Floor New York, New York 10017 Attention: Tracey Ewing Telecopy: (212) 270-5127 Telephone: (212) 270-8916

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

9.3.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4.    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

9.5.    Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, or waiver or forbearance of, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of not more than one firm of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and each Agent for all its costs and expenses incurred in connection with the enforcement or during the continuance of a Default preservation of any rights, privileges, powers or remedies under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one firm of counsel selected by the Administrative Agent, together with any special or local counsel, to the Administrative Agent and not more than one other firm of counsel to the Lenders, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) if any Event of Default shall have occurred, to pay or reimburse all reasonable fees and expenses of a financial advisor engaged on behalf of, or for the benefit of, the Agents and the Lenders accruing from and after the occurrence of such Event of Default, (e) to pay, indemnify, and hold each Lender, each Agent, their advisors and affiliates and their respective officers, directors, trustees, employees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, non-

compliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document, and (f) to pay, indemnify, and hold each Indemnitee harmless from and against any actual or prospective claim, litigation, investigation or proceeding relating to any of the matters described in clauses (a) through (d) above, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding, and regardless of whether such claim, investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee, whether or not any Indemnitee is a party thereto) and the reasonable fees and expenses of legal counsel in connection with any such claim, litigation, investigation or proceeding (all the foregoing in clauses (e) and (f), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 15 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6.    Successors and Assigns; Participations and Assignments.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.6.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees that are (or the Lender reasonably believes are) QIBs or IAIs (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to (I) a Lender or an affiliate of a Lender, or (II) if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 ($1,000,000 if the Assignee is a Lender or an affiliate of a Lender);

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall (if requested by the Administrative Agent) deliver to the Administrative Agent an administrative questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.6 and any written consent to such assignment required by paragraph (b) of this Section 9.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Persons that are (or the Lender reasonably believes are) QIBs or IAIs (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provi-

sion of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 9.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 9.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender; provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.12 unless such Participant complies with Section 2.12(d).

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)    In connection with exercising its consent under Section 9.6(b)(i)(A) above, the Borrower may request such reasonable certificates and other instruments from the assignee, as are customary, to establish that the assignee is a QIB or an IAI and may require that the assignee make the representations and warranties set forth in Section 3.

9.7.    Adjustments; Set-off.

(a)    If any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the amounts owing to it hereunder, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (g) of Section 7 or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the amounts owing to such other Lender hereunder, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the amounts owing to each such other Lender hereunder, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10.    Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Guarantor, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12.    Submission to Jurisdiction; Waivers. Each Loan Party hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Loan Party at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13.    Acknowledgments. Each Loan Party hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    neither any Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party or its Affiliates, arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among the Borrower and the Agents and the Lenders.

9.14.    [Intentionally Omitted].

9.15.    Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any Lender or any affiliate of any Lender, (b) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who have a need to know, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) to any creditor or direct or indirect contractual counterparty in swap agreements or such creditor or contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.15).

9.16.    WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17.    USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 10.    GUARANTEE

10.1.    Unconditional Guarantee. The Guarantor unconditionally guarantees that: (i) the principal of and interest on, and all other obligations with respect to, the Loans will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Loans and all other obligations of the Borrower to the Agents and the Lenders hereunder will be promptly paid in full or performed, all in accordance with the terms hereof; and (ii) in case of any extension of time of payment of any Loans or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise. The Guarantor agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Agreement, the absence of any action to enforce the same, any waiver or consent with respect to any provisions hereof, the recovery of any judgment against the Borrower or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than prior payment or performance of the relevant obligations). The Guarantor waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that this guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Agreement and this guarantee, and waives any and all defenses available to a surety (other than payment in full). If any Lender or other person is required by any court or otherwise to return to the Borrower or the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Borrower or the Guarantor, any amount paid by the Borrower or the Guarantor to the Lenders or such other person, this guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Lenders, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 for the purposes of this guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article 7, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of this guarantee. It is understood that the obligations of the Guarantor hereunder are a guarantee of payment and not of performance.

10.2.    Waiver of Subrogation. Until all obligations hereunder are paid in full, the Guarantor irrevocably waives any claims or other rights which it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Agreement, including any right of subrogation, reimbursement, exoneration or indemnification, and any right to participate in any claim or remedy of any person against the Borrower, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantor in violation of the preceding sentence and the Loans and all other amounts hereunder shall not have been paid in full, such amount shall have been deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders, to be credited and applied upon all such obligations, whether matured or unmatured, in accordance with the terms of this Agreement. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 10.2 is knowingly made in contemplation of such benefits.

10.3.    Waiver of Stay, Extension or Usury Laws. The Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive it from performing its guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Guarantor hereby expressly waives all benefits or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agents and the Lenders, but will suffer and permit the execution of every such power as though no such law had been enacted.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CCO HOLDINGS, LLC, as Borrower

By: s/s Thomas M. Degnan
Name: Thomas M. Degnan
Title: Vice-President, Treasury

CCO HOLDINGS CAPITAL CORP., as Guarantor

By: s/s Thomas M. Degnan
Name: Thomas M. Degnan
Title: Vice-President, Treasury

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By: s/s Bernard J. Lillis
Name: Bernard J. Lillis
Title: Managing Director

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner

By: s/s Bernard J. Lillis
Name: Bernard J. Lillis
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Joint Lead Arranger, Joint Bookrunner and Lender

By: s/s Alexis F. Maged and Sovonna Day-Goins
Name: Alexis F. Maged and Sovonna Day-Goins
Title: Managing Director /Director

S-1

DEUTSCHE BANK SECURITIES INC., as Documentation Agent

By: s/s Gregory Shefrin and Malcolm Morris
Name: Gregory Shefrin and Malcolm Morris
Title: Vice-President\Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Lender

By: s/sAnca Trifan and Diane F. Rolfe
Name: Anca Trifan and Diane F. Rolfe
Title: Director/Vice-Presdent

S-2

SCHEDULE 2.1(a)

COMMITMENTS

LENDER:	COMMITMENT:
JPMORGAN CHASE BANK, N.A.	$232,500,000
CREDIT SUISSE, CAYMAN ISLANDS BRANCH	$232,500,000
DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH	$135,000,000

S-1